Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OF THE SECURITIES LAWS OF ANY STATE.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

PROMISSORY NOTE

Date of Issuance: November 25, 2011

For value received, Vertical Health Solutions, Inc. d/b/a OnPoint Medical Diagnostics, a Florida corporation (“Company”) hereby promises to pay to the order of [Richard Lindstrom] (the “Purchaser”), the principal sum of the then outstanding aggregate amount of all Advances (as such term is defined below) made to the Company from time to time under this Note (the “Principal Amount”) plus any accrued but unpaid Interest (as defined below).

Purchaser agrees to remit the first tranche of $50,000 within 2 business days of the execution of this Note (the “Initial Advance”).  Purchaser agrees to advance subsequent funds to the Company in increments of $10,000 within 5 business days following receipt of a request from the Company indicating such requested amount (each, a “Subsequent Advance”; and together with the Initial Advance, the “Advances”); provided, however, in no event shall the aggregate amount of all Advances exceed $200,000 (the “Maximum Loan Amount”).

The Purchaser is hereby authorized to endorse Schedule A to this Note with an appropriate notation evidencing each Advance of principal on this Note; provided that the failure to make any such notation will not limit, expand or otherwise affect the rights of the Purchaser of this Note or the obligations of the Company under this Note.

1.                                       Interest; Maturity

1.1                                 Simple interest on the unpaid Principal shall accrue at the rate of 12% per annum (“Interest”) and will begin to accrue upon the Date of Issuance. Interest shall be payable in quarterly installments each January 1, April 1, July 1 and October 1 from and after the Date of Issuance of this Note and continuing until the repayment in full of the unpaid Principal and accrued Interest in accordance with the terms and conditions of this Note.  Interest shall be calculated based on a 365-day year and charged for the actual number of days elapsed.

1.2                                 This Note shall mature on November 25, 2013  (the “Maturity Date”).

2.                                       Warrant

2.1                                 In connection with each Advance, the Company shall issue the Purchaser a warrant, substantially in form attached hereto as Exhibit A (each, a “Warrant”), to purchase a number of shares of common stock, par value $0.001 per share, of the Company equal to the quotient of (i) the Advance amount, divided by (ii) $1.00.  Each Warrant shall be exercisable for a period of ten years from the date of issuance of such Warrant and shall have an exercise price of $1.00 per share.

3.                                       Default; Remedies

3.1                                 Each of the following shall constitute an event of default (each, an “Event of Default”) under this Note:

(a)                                  The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five days of the Company’s receipt of the Purchaser’s written notice to the Company of such failure to pay;

(b)                                 The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained this Note and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) the Company shall not have commenced a cure in a manner reasonably satisfactory to Purchaser within the initial 15-day period; or

(c)                                  The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)                                 An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(e)                                  The Company’s stockholders or board of directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to carry on its ongoing business operations.

3.2                                 Upon the occurrence and during the continuance of any Event of Default, all unpaid principal on this Note, accrued and unpaid interest thereon and all other amounts owing hereunder shall, at the option of the Purchaser, and, upon the occurrence of any Event of Default pursuant to Sections 3.1 (c), (d) or (e) of this Note, automatically, be immediately due, payable and collectible by Purchaser pursuant to applicable law.  Purchaser shall have all rights and may exercise all remedies available to it under law, successively or concurrently.

4.                                       Prepayment.  Prepayment of the outstanding Principal plus accrued but unpaid Interest may be made anytime without consent.

5.                                       Waiver; Payment Of Fees And Expenses.  Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.  No delay by Purchaser shall constitute a waiver, election or acquiescence by it.

6.                                       Cumulative Remedies.  Purchaser’s rights and remedies under this Note shall be cumulative.  Purchaser shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law or in equity.  No exercise by Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

7.                                       Miscellaneous

7.1                                 Governing Law.  The terms of this Note shall be construed in accordance with the laws of the State of Minnesota, as applied to contracts entered into by Minnesota residents within the State of Minnesota, and to be performed entirely within the State of Minnesota.

7.2                                 Successors and Assigns; Assignment.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Neither party may assign this Note or delegate any of its rights or obligations hereunder without the written consent of the other party.

7.3                                 Titles and Subtitles.  The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

7.4                                 Notices.  All notices required or permitted hereunder shall be in writing and shall be given in the manner and to the addresses set forth in the Purchase Agreement.

7.5                                 Amendment; Modification; Waiver.  No term of this Note may be amended, modified or waived without the written consent of the Company and the Purchaser.

7.6                                 Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

7.7                                 Counterparts.  This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Promissory Note as of the day and year first written above.

VERTICAL HEALTH SOLUTIONS, INC. D/B/A ONPOINT MEDICAL DIAGNOSTICS

		By:	/s/ William T. Cavanaugh

		Name:	William T. Cavanaugh

		Title:	President and Chief Executive Officer

AGREED TO AND ACCEPTED:

RICHARD LINDSTROM

By:	/s/ Richard Lindstrom

SCHEDULE A

TO

PROMISSORY NOTE

Date	Advance Amount	Aggregate Outstanding Principal Balance	Name of Person Making Entry
November 25, 2011	$50,000	$50,000	Company

EXHIBIT A

FORM OF WARRANT